UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 21, 2013

Thor Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9235 (Commission File Number)	93-0768752 (IRS Employer Identification No.)

601 East Beardsley Avenue, Elkhart, Indiana (Address of Principal Executive Offices)	46514-3305 (Zip Code)

Registrant’s telephone number, including area code: (574) 970-7460

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 21, 2013 (the “Closing Date”), Thor Industries, Inc. (the “Company”) issued a press release announcing the closing of the sale of its bus business (the “Bus Business”) to Allied Specialty Vehicles, Inc. (“ASV”). As agreed to in the Stock Purchase Agreement (the “Agreement”) previously disclosed by the Company in its Current Report on Form 8-K filed August 1, 2013 (the “Company’s Previous Form 8-K”), as of the Closing Date, ASV acquired all of the Company’s outstanding Equity Interests of the Bus Business, which includes Champion Bus, Inc., General Coach America, Inc., Goshen Coach Inc., ElDorado National (California), Inc., and ElDorado National (Kansas), Inc. The aggregate consideration for the purchase and sale of the Equity Interests of each of the Bus Companies was $100 million, subject to future adjustment in accordance with Section 2.05 (Purchase Price Adjustment) and Article X (Indemnification) of the Agreement. Based upon the target value of net assets as set forth in the Agreement and the sale consideration of $100 million, the Company expects the pre-tax gain on the sale to be approximately $8 million, subject to certain post-closing entries and adjustments.

The Bus Business was previously reflected as discontinued operations in the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended July 31, 2013.

The foregoing summary is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Previous Form 8-K and is incorporated in this Item 2.01 by reference. As of the Closing Date, there are no material relationships between the Company and its affiliates, directors, or officers, on one hand, and ASV and its affiliates, directors, or officers, on the other hand, other than in respect of the Agreement and the transactions contemplated therein.

A copy of the Company's press release announcing the closing of the sale of the Company’s Bus Business is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of the sale of the Bus Business, Andrew Imanse will resign from his position as President of the Company’s Bus Group effective October 21, 2013 (the “Effective Date”). Mr. Imanse’s departure is amicable and there is no disagreement between Mr. Imanse and the Company.

As part of Mr. Imanse’s departure, the Company will, as of the Effective Date, immediately vest the unvested units held by Mr. Imanse related to the following restricted stock unit (“RSU”) awards: (i) the award of 5,028 RSUs made on October 1, 2012 (the “First Award”), and (ii) the award of 2,367 RSUs made on October 9, 2013 (the “Second Award”). Prior to this vesting, (x) 1,675 units that were part of the First Award had already vested, leaving Mr. Imanse with 3,353 unvested RSUs in the First Award, and (y) all of the units that are part of the Second Award are unvested, leaving Mr. Imanse with 2,367 RSUs in the Second Award. Mr. Imanse is eligible to direct the Company to withhold shares to be issued by the Company as a result of this vesting to pay any federal, state, or local taxes required to be withheld with respect to the shares that are issued.

Item 8.01	Other Events.

Also on October 21, 2013, the Board of Directors of the Company approved a special dividend of $1.00 per share of common stock, payable on November 19, 2013 to stockholders of record at the close of business on November 5, 2013.

A copy of the Company's press release announcing the special dividend is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Copy of press release, dated October 21, 2013, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.

Date: October 21, 2013	By:	/s/ W. Todd Woelfer
	Name:	W. Todd Woelfer
	Title:	Senior Vice President, General Counsel and Secretary